Exhibit 10.13
May 8, 2026

Russell Hochman
Sent via email

Dear Russell:

On behalf of Enviri II Corporation (“Enviri”), I wish to confirm your position of Chief Executive Officer at an annual salary of $750,000 (Seven Hundred Fifty Thousand Dollars), effective upon the date the sale of Clean Earth and formal spin-off of Enviri occurs.

Effective in the 2026 plan year, you will be eligible for supplemental compensation annually as a participant in the Company’s Annual Incentive Plan (“AIP”). Based on the achievement of Enviri’s overall objectives the target award available to you will be 100% of your base earnings for the Plan Year. Any award for the 2026 Plan Year will be prorated to reflect your actual time in this assignment during the current year. The AIP Plan design and payout criteria are reviewed periodically, are subject to change and are at the sole discretion of the Enviri Board of Directors.

Effective for the 2026 plan year, you will be eligible to participate in the Enviri II Corporation Long-Term Incentive (LTIP) Plan at an annual target level of 400% of your base salary. It is anticipated that the Plan will consist of restricted stock units (RSUs) with a ratable vesting schedule of one-third of the grant award each year on the anniversary date of the grant. Participation is subject to the terms of the Plan. Plan design, share ownership requirements, participation and any grants in this reward program are reviewed annually, are subject to change and are at the sole discretion of the Enviri Board of Directors. Your inclusion in the list of Plan participants reflects the value we place on your role within the global Enviri team.

We currently expect to make founders grants to a group of employees who are critical to executing the strategy of New Enviri. Your position will be eligible for a founders grant. More information on the founders grant will be provided following Board of Directors approval of this program.

You will continue to be based at the new Corporate Headquarters in Center City Philadelphia. In this position you will report directly to Carolann Haznedar, Chair of the Board for Enviri II Corporation.

Please be aware that, since your position will involve significant access to Enviri confidential information and/or valuable business relationships, you will be required to sign the Enviri Confidentiality Agreement as a condition of our employment offer.

While we hope our relationship will be mutually beneficial, it needs to be emphasized that our relationship (as with all of our employees) is “at-will”, that is, you or the Company can end the relationship for any reason and at any time, with or without cause or advance notice.

Please note your acceptance by signing and returning a copy of this letter. Should you have any questions, please reach out to Lauren Aker.

Sincerely,

Carolann Haznedar _________________________________________
Chair of the Board
Enviri II Corporation Russell Hochman Date
Cc: Personnel File

CONFIDENTIALITY AND NON-COMPETITION AGREEMENT

THIS EMPLOYEE CONFIDENTIALITY AND NON-COMPETITION AGREEMENT ("Agreement") is entered into, by and between Enviri Corporation and its affiliates (collectively, "Enviri"), and Russell Hochman (hereinafter, "you" or "your").

In consideration of (a) Enviri hiring you as an at-will employee in such capacity as may be determined by Enviri, (b) the expense, time and effort involved in providing you with specialized and unique training, (c) the access Enviri will provide you to certain trade secrets, and confidential and proprietary information, as required by your job duties, and/or (d) the access that you will be provided to important customer relationships and the associated customer goodwill of Enviri, Enviri and you agree to the following legally binding terms:

1. Employment.

You desire to be employed by Enviri in a management, executive and/or leadership capacity. During the entire period that you are employed by Enviri, you agree to devote your best efforts to advance the interests of Enviri.

Your status is as an at-will employee, and Enviri is not obligated by this Agreement or by separate arrangements to continue your employment for any particular time period or under any specific terms or conditions. You acknowledge and agree this Agreement is ancillary to the inception of your employment relationship with Enviri.

You represent and warrant that you have furnished Enviri with copies of any and all agreements, or other documents, if any, to which you are a party or by which you are otherwise bound that may restrict you in the performance of your duties for Enviri. This includes any Non-Competition or Confidentiality Agreements with any prior employers. You further agree not to divulge to Enviri any trade secrets, or confidential or proprietary information of your prior employers.

2. Non-Disclosure of Enviri's Confidential Information.

Enviri is in the business of supplying industrial services and manufacturing through diverse business units. In the course of performing such activities, Enviri acquires and develops trade secrets and confidential and proprietary information which is not generally known in the industry.

You recognize that the knowledge and information acquired by you concerning Enviri's business plans, client/customer prospects, client/customer lists, client/customer contacts, client/customer data, proposals to clients/customers and potential clients/customers, marketing plans, supplier and vendor lists and cost information, software and computer programs, data processing systems and information contained therein, inventions, product and other designs, technologies, price lists, profit margins, financial statements, financial data, acquisition and divestiture plans, and any other trade secrets or confidential or proprietary information, documents, reports, plans or data, of or about Enviri which is not already available to the public (collectively, "Enviri confidential information") are valuable, special and unique aspects of Enviri's business. You recognize that such Enviri confidential information would not be provided to you by Enviri in the absence of this signed Agreement because of the risks that valuable Enviri confidential information might otherwise be divulged and thereby damage Enviri's competitive position in the marketplace.

You agree that you will not, during or after your employment with Enviri, (i) disclose, in whole or in part, any Enviri confidential information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever unless authorized in writing to do so by Enviri, or (ii) use any Enviri confidential information for your own purpose or for the benefit of any person, firm, corporation, association or other entity other than Enviri. After the term of your employment, the restrictions set forth in this paragraph will not apply to information which is then in the public domain (unless you are responsible, directly or indirectly, for such Enviri confidential information entering the public domain without Enviri's consent).

Notwithstanding any other provision of this Agreement, you understand that nothing contained in this Agreement limits your ability to file a charge or complaint with any federal, state or local governmental agency or commission (“Government Agencies”). You further understand that this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be commenced by any Government Agency including providing documents or other information without notice to Enviri.

Furthermore, nothing in this Agreement is intended to or shall be interpreted to prohibit disclosure of information to the limited extent permitted by and in accordance with the federal Defend Trade Secrets Act of 2016 (“DTSA”). Stated otherwise, disclosures that are protected by the DTSA as follows do not violate this Agreement. The DTSA provides that: “(1) An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that – (A) is made – (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” The DTSA further provides that: “(2) An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual – (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

3. Intellectual Property.

All inventions, improvements, processes, methods, procedures, systems, discoveries, concepts, know-how, data, databases, other works of authorship, technology, devices, products software, templates, documentation, specifications, compilations, designs, reports, or other creations or developments, and any enhancements, modifications, or additions to the foregoing or to any products or services owned, marketed or used by Enviri, and any patents or patent application related thereto, and any and all trademark, copyright, trade secret and other intellectual property rights related thereto (collectively, the "Intellectual Property") which you (either alone or in conjunction with others) conceive, make, create, author, obtain or develop during the term of your employment with Enviri (whether during or outside of working hours) and which are related in any way to Enviri's business or its technology, or which are created using Enviri resources, whether or not it is completed or reduced to practice during the period of your employment (collectively, “Enviri Intellectual Property”), will be the sole property of Enviri. Enviri

Intellectual Property does not include any Intellectual Property, if any, conceived, made, obtained or developed by you prior to your employment by Enviri that is expressly identified by you on the Intellectual Property Disclosure attached to this Agreement. Enviri Intellectual Property also does not include, and this Agreement not apply to, any Intellectual Property that you develop entirely on your own time without using Enviri’s equipment, supplies, facility or trade secret information, except for Intellectual Property that: (1) relates to Enviri’s business or actual or demonstrably anticipated research or development; or (2) results from any work performed by you for Enviri. You acknowledge and agree that all Enviri Intellectual Property made by you (solely or jointly with others) and which qualifies as a “work made for hire” pursuant to the United States Copyright Act shall be deemed a “work made for hire” of which Enviri shall be the legal author and owner upon creation. For all Enviri Intellectual Property that does not qualify as a “work made for hire” deemed authored and owned by Enviri upon creation, you hereby assign to Enviri, and solely to the extent a present assignment is not effective you agree to assign to Enviri, all your right, title and interest in and to such Enviri Intellectual Property. You hereby waive any non-assignable rights, including moral rights, in and to such Enviri Intellectual Property. Enviri Intellectual Property will belong to Enviri whether or not patent, trademark, copyright and/or other intellectual property right applications are or can be filed thereon. You will make full and prompt disclosure to Enviri of all Enviri Intellectual Property and, at Enviri's request and expense (but without additional compensation to you), you will at any time and from time to time during and after your employment with Enviri, execute and deliver to Enviri such applications, assignments and other papers and take such other actions (including, but not limited to, testifying in any legal proceedings) as Enviri, in its sole discretion, considers necessary or desirable to formalize, vest, perfect, enforce, defend or maintain Enviri's rights in and to such Enviri Intellectual Property. In the event Enviri is unable for any reason, after reasonable effort, to secure your signature on any document needed in connection with the actions specified in the preceding paragraph, you hereby irrevocably designate and appoint Enviri and Enviri’s duly authorized officers and agents as your agent and attorney in fact, which appointment is coupled with an interest, to act for and in your behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this paragraph with the same legal force and effect as if executed by you.

4. Non-Solicitation and Non-Competition.

(a) You agree that during your employment by Enviri and for a period of twelve (12) months after the cessation of such employment for any reason (hereinafter, "the Restricted Period"), including, but not limited to, by reason of your voluntarily resigning or being terminated for violation of company policies or deficiency in performance, you shall not, for yourself or on behalf of any other corporation, business, partnership, individual, or other entity in any capacity (as an employee, independent contractor, owner, partner, or otherwise), directly or indirectly:

(i) engage in any act or omission which may interfere with or adversely affect the relationship (contractual or otherwise) of Enviri with any Customer (as defined below) of Enviri, or otherwise induce or attempt to induce any such Customer not to do business with, cease doing business with, or reduce or otherwise limit its business with, Enviri;

(ii) (A) induce, offer, assist, encourage or suggest that another business or enterprise offer employment to or enter into a consulting arrangement with any Enviri employee, agent or representative, (B) induce, offer, assist, encourage or suggest that any Enviri employee, consultant, independent contractor, agent or representative terminate his or her employment or business affiliation with Enviri; or (C) otherwise interfere with the employment or other business relationship between Enviri and any employee, independent contractor, consultant, agent, vendor or other business relation; or

(iii) within the Restricted Area (as defined below): (A) engage in any business activity which, at the time of termination of your employment with Enviri, is a Competing Activity (as defined below); or (B) engage in any business activity for, become employed by, or perform competing services for (as an employee, consultant, independent contractor, owner, partner, or otherwise) any Competitor (as defined below).

(b) The term “Customer,” as used in this paragraph 4, shall mean (i) any person or entity for whom Enviri is providing any goods or services or has provided goods or services during the twelve (12) month period immediately preceding your termination of employment, and (ii) any person or entity with whom Enviri was communicating at any point during the twelve (12) month period immediately preceding your termination of employment to provide goods or services, provided you were involved in or had knowledge of such communication.

(c) The term “Restricted Area,” as used in this paragraph 4, shall mean (i) North America, and (ii) any other country in which Enviri (A) conducts business at the time of the termination of your employment or at any time during the twenty-four (24) month period prior to the termination of your employment, or (B) in which Enviri is planning, with your involvement, to conduct business at the time of the termination of your employment.

(d) The term “Competing Activity,” as used in this paragraph 4, shall mean any activity that directly or indirectly, competes with Enviri or is of the type or character engaged in or competitive with that conducted by Enviri at the time of termination of your employment with Enviri.

(e) The term “Competitor,” as used in this paragraph 4, shall mean any person or entity that engages in, directly or indirectly, any business activity of the type or character engaged in or competitive with that conducted by Enviri at the time of termination of your employment with Enviri.

(f) This paragraph 4 shall not preclude you from owning up to 2% of the stock of a publicly-traded company.

(g) Agreement to this paragraph 4 is a material condition of your employment with Enviri.

5. Return of Enviri Documents and Other Information.

Immediately upon the cessation of your employment with Enviri for any reason or at any other time immediately upon request of Enviri, you shall deliver to Enviri all company property, including, but not limited to, computers, personal data devices, cell phones, keys or access cards, credit cards, and all Enviri confidential information (as defined above).

6. Subsequent Employment and Enforcement.

(a) Advise Enviri of New Employment. In the event of a cessation of your employment with Enviri, and during the Restricted Period described in paragraph 4 above, you agree to disclose to Enviri, the name and address of any new employer or business affiliation within ten (10) days of your accepting such position. In the event that you fail to notify Enviri of such new employment or business affiliation as required above, the Restricted Period shall be extended by a period equal to the period of nondisclosure.

(b) Your Ability to Earn Livelihood. You acknowledge that, in the event of a cessation of your employment with Enviri, for any reason and at any time, you will be able to earn a livelihood without violating the provisions of paragraph 4 of this Agreement. Your ability to earn a livelihood without violating paragraph 4 of this Agreement is a material condition of your employment with Enviri. You and Enviri acknowledge that your rights have been limited by this Agreement only to the extent reasonably necessary to protect the legitimate interests of Enviri.

(c) Construction and Severability. If any section, paragraph, term or provision of this Agreement, or the application thereof, is determined by a competent court or tribunal to be invalid or unenforceable, then the other parts of such section, paragraph, term or provision shall not be affected thereby and shall be given full force and effect without regard to the invalid or unenforceable portions, and the section, paragraph, term or provision of this Agreement will be deemed modified to the extent necessary to render it valid and enforceable.

(d) Enforcement. You agree that if you violate the covenants and agreements set forth above (including paragraphs 2, 3, 4 and/or 5), Enviri would suffer irreparable harm, and that such harm to Enviri may be impossible to measure in monetary damages. Accordingly, in addition to any other remedies which Enviri may have at law or in equity, Enviri shall have the right to have all obligations, undertakings, agreements, covenants and other provisions of this Agreement specifically performed by you, and Enviri shall have the right to obtain preliminary and permanent injunctive relief to secure specific performance, and to prevent a breach or contemplated breach, of this Agreement. In such event, Enviri shall be entitled to an accounting and repayment of all profits, compensation, remunerations or benefits which you or others, directly or indirectly, have realized or may realize as a result of, growing out of, or in conjunction with any violation of any partial or justified liquidated damages. Such remedies shall be an addition to and not in limitation of any injunctive relief or other rights or remedies to which Enviri is or may be entitled at law or in equity under this Agreement and that, in the event Enviri seeks to enforce the terms of this Agreement through court proceedings, Enviri shall be entitled to reimbursement for all legal fees, costs and expenses incident to enforcement.

7. Miscellaneous.

(a) Employment. This Agreement does not constitute a guarantee of employment.

(b) Assignment. You may not assign this Agreement or any of your rights, duties or obligations under this Agreement to any party. You hereby consent and agree that Enviri may assign this Agreement and any of the rights or obligations hereunder to any successor entity to Enviri by operation of law or otherwise or to any third party in connection with the sale, merger, consolidation, reorganization, liquidation or transfer, in whole or in part, of Enviri’s control and/or ownership of its assets or business (including, but not limited to, the assets related to the business unit or division of Enviri by which you are employed, if applicable). In such event, you agree to continue to be bound by the terms of this Agreement.

(c) Headings. The headings contained in this Agreement are inserted for convenience of reference only, and shall not be deemed to be a part of this Agreement for any purposes, and shall not in any way define or affect the meaning, construction or scope of any of the provisions of this Agreement.

(d) Governing Law and Jurisdiction. This Agreement shall be construed under the laws of the Commonwealth of Pennsylvania, and the parties consent and agree that the federal and state courts located in Cumberland County, Pennsylvania shall have exclusive jurisdiction over any dispute relating to this Agreement and/or your employment with Enviri.

(e) Entire Agreement. This Agreement represents the entire understanding and agreement between the parties with respect to confidentiality, non-competition, non-solicitation and ownership of intellectual property, and supersedes all prior negotiations, agreements, discussions and proposals, both oral and written, between you and Enviri. This Agreement may not be amended or modified, and no waiver hereunder shall be valid or binding, unless set forth in writing, duly executed by you and an authorized representative of Enviri.

(f) Acknowledgment. You acknowledge that you have carefully read and considered the provisions of this Agreement, have had an opportunity to consult with an independent legal counsel of your choosing, and accept employment on the terms set forth in this Agreement.

(g) Waiver. The failure by Enviri to enforce any right or remedy available to it under this Agreement shall not be construed to be a waiver of such right or remedy with respect to any other prior, concurrent or subsequent breach or failure. No waiver of rights under this Agreement shall be effective unless made in writing with specific reference to this Agreement.

(h) Notification. You agree that Enviri may notify any third party about your obligations under this Agreement in order to ensure that you have performed all of your obligations hereunder. Upon Enviri’s request, you agree to provide Enviri with information, including, but not limited to, supplying details of your subsequent employment, sufficient to verify that you have not breached, or are not breaching, any covenant in this Agreement.

ENVIRI CORPORATION

By:
Date

Date Name Printed

Your Signature

Intellectual Property Disclosure

I, __________________, acknowledge and affirm that I make no claims to Intellectual Property that I have conceived, made, or developed prior to the signing of this document.

___________________ _________________
Signed Witness

____________________
Print Name

____________________
Date

OR

I, __________________, acknowledge and affirm that the list set forth below is a complete list of Intellectual Property, conceived, made, obtained or developed by me prior to my employment by Enviri. I make no other claims to any Intellectual Property that I have conceived, made, or developed prior to the signing of this document.

List Intellectual Property and initial each item:

___________________ _________________
Signed Witness

____________________
Print Name

____________________
Date